ECHO BAY MINES
6400 South Fiddlers Green Circle
Suite 1000                                        W. Tom Rice
Englewood, Colorado  80111-4957                   Manager Land U.S.
Telephone  (303) 714-8600                         Telephone   (303) 714-8628
Telecopier (303) 714-8999                         Telecopier  (303) 714-8987

November 22, 1996

Mr. Tom Bradley
President
AMERICOMM RESOURCES CORPORATION
9 East 4th Street, Suite 305
Tulsa, Oklahoma  74103

RE:    HEADS OF AGREEMENT - JESSUP PROPERTY
       CHURCHILL COUNTY, NEVADA

Dear Mr. Bradley:

This letter confirms the common intent of AMERICOMM RESOURCES CORPORATION ("Americomm") and ECHO BAY EXPLORATION ("Echo Bay") to enter into a mining venture agreement by which Echo Bay may acquire from Americomm an undivided Fifty-One Percent (51%) interest in: (i) that certain Mining Lease Agreement between Alexander von Hafften and Southwestern Gold U.S.A., Inc., dated
June 15, 1991, which Mining Lease Agreement was assigned to Americomm pursuant to that certain Assignment and Assumption between Southwestern Gold U.S.A., Inc. and Americomm, dated May 19, 1995 (the "von Hafften Lease"), concerning ninety-one (91) unpatented lode mining claims located in Churchill County, Nevada (the "von Hafften Claims"), which von Hafften Lease is attached hereto as Exhibit "A", (ii) that certain Mining Lease Agreement between Edmond F. Lawrence and Southwestern Gold. U.S.A., Inc., dated July 15, 1992, which Mining Lease Agreement was assigned to Americomm pursuant to that certain Assignment and Assumption between Southwestern Gold U.S.A., Inc. and Americomm, dated May 19,1995 (the "Lawrence Lease"), concerning three (3) unpatented lode mining claims located in Churchill County, Nevada (the "Lawrence Claims"), which Lawrence Lease is attached hereto as Exhibit "B"; and, (iii) thirty-six (36) unpatented lode mining claims located in Churchill County, Nevada owned by Americomm (the "Americomm Claims"), a description of which Americomm Claims is attached hereto as Exhibit "C".

The mining venture to be entered into by Echo Bay and Americomm shall be named the Jessup Mining Venture (the "Venture"). Pursuant to mutual agreement between Echo Bay and Americomm, the Venture will incorporate the terms set forth in this Heads of Agreement into Form 5, Mining Venture Agreement, published by the Rocky Mountain Mineral Law Foundation, including its Exhibit B, Accounting Procedure, and Exhibit C, Tax Matters ("Form 5"). The Form 5 may be modified, as published, only by mutual agreement of Echo Bay and Americomm and will most closely approximate the terms and conditions set forth in this Heads of Agreement. Americomm and Echo Bay agree that the following, although not inclusive, represents the salient provisions that set forth the principal terms and conditions which will be incorporated into the Jessup Mining Venture Agreement ("Venture Agreement").

1. MINING VENTURE PROPERTY. The property subject to the Venture shall include all unpatented claims described as the von Hafften Claims, the Lawrence Claims, and the Americomm Claims ("Venture Property").

2. EFFECTIVE DATE. The Effective Date of this Heads of Agreement shall be December 1, 1996 ("Effective Date").

3. TERM. The Term of this Heads of Agreement and the proposed Venture Agreement shall be for twenty (20) years, and so long thereafter as operations or activities under the Venture Agreement continue, or until the Venture Agreement is terminated, which ever occurs first.

4. REPRESENTATIONS. To the best of its knowledge, Americomm represents as follows:

      4.1 Americomm holds certain rights, including, but not limited to, the right to explore for, extract or produce minerals from the Venture Property;

      4.2 Americomm is the owner of the Americomm Claims, subject only to the paramount title of the United States; the Americomm Claims' location notices and certificates have been properly recorded and filed; all assessment work required to hold the unpatented claims comprising the Venture Property have been properly performed, deferred or excused through the assessment year ending September 1, 1996; and, all filings required to maintain the unpatented claims comprising the Venture Property in good standing through December 30, 1995, including evidence of assessment work, or the equivalent thereof, have been made;

      4.3 Americomm can freely assign the von Hafften Lease and the Lawrence Lease to Echo Bay.

      4.4 The Venture Property is free and clear of all liens and encumbrance except those which are specifically set forth in the von Hafften Lease and the Lawrence Lease, if any;

      4.5 The von Hafften Lease and the Lawrence Lease are in good standing; all of Americomm's obligations thereunder which have accrued have been met or performed;

      4.6 Americomm has not received any notice regarding, and has no knowledge of, any default or any violation of any term contained in the von Hafften Lease or the Lawrence Lease;

      4.7 Americomm has complied with all governmental regulations concerning its activities on the Venture Property, including, but not limited to, regulations enacted for the protection of the environment; and,

      4.8 Americomm agrees that execution of this Heads of Agreement gives Echo Bay sufficient authority to enter onto the Venture Property to begin exploration activities.

5. RIGHT TO EARN INTEREST. Americomm hereby grants to Echo Bay the right to earn and undivided Fifty-One Percent (51%) interest in the von Hafften Lease, the Lawrence Lease, and the Americomm Claims by expending certain sums money in the manner and within the time period described herein.

6. INITIAL EXPLORATION PHASE: WORK EXPENDITURES: CASH PAYMENTS. At anytime during the first five (5) years of the Term (the "Initial Exploration Phase"), Echo Bay shall be entitled to acquire an undivided Fifty-One Percent (51%) interest in the von Hafften Lease, the Lawrence Lease, and the Americomm Claims by (i) expending Two Million Dollars ($2,000,000.00) on or for the direct benefit of the Venture Property ("Work Expenditures"); and,
(ii) making Cash Payments to Americomm totaling Seven Hundred Fifty Thousand Dollars ($750,000.00).

6.1 Required Work Expenditures. The Work Expenditures shall be made annually ("Work Year") and in accordance with the following schedule:

WORK YEAR        ANNUAL REQUIRED         CUMULATIVE WORK
                 WORK EXPENDITURES       EXPENDITURES
Year 1           $250,000.00               $250,000.00
Year 2           $300,000.00               $550,000.00
Year 3           $400,000.00               $950,000.00
Year 4           $500,000.00             $1,450,000.00
Year 5           $550,000.00             $2,000,000.00

                 Total Work Expenditures  $2,000,000.00

All Work Expenditures are cumulative. If Echo Bay expends more than the required amount in any year, then all excess monies shall be credited towards subsequent required Work Expenditures. Echo Bay may, at it sole option, elect to accelerate the Work Expenditures and expend the total required
Work Expenditures in less than the five (5) year time period specified herein. Echo Bay shall not be penalized in any way if it makes such election.

Beginning with the first Work Year, which commences on the Effective Date, and annually thereafter so long as Work Expenditures are required to be made, the Work Expenditures will include a minimum of One Hundred Fifty Thousand Dollars ($150,000.00) in drilling and assay expenses. Also included in the annual Work Expenditures will be a minimum of Sixty Thousand Dollars ($60,000.00) in drilling and assay expenses to test the Shallow Resource.
The "Shallow Resource" is defined as the area of potential mineralization that was delineated by previous drilling. The Shallow Resource will be limited to an area that is within four hundred (400') feet of the surface. If, in the determination of Americomm and Echo Bay, all reasonable efforts to test the Shallow Resource have been made, then the requirement to make annual expenditures to test the Shallow Resource shall be deleted from the annual Work Requirement.

As part of the first years required Work Expenditure, Echo Bay agrees to erect barriers that, in Echo Bay's sole determination, will reasonably prevent entrance to existing mine shafts and adits on the Venture Property. The cost of such preventative work shall be credited agains the required Work Expenditures.

In the event that Echo Bay does not expend the total amount of an annual Work Expenditure specified above, but it does expend at least eighty percent (80%) of the annual Work Expenditure, then Echo Bay may, at its sole discretion, elect to pay to Americomm a cash payment equaling the difference between the annual required Work Expenditure and the amount actually expended by Echo Bay. However, this cash payment shall not be more than twenty percent (20%) of the required annual Work Expenditure. For example; Echo Bay expends Two Hundred Forty Thousand Dollars ($240,000.00) by the end of the first Work Year. To keep the Venture Agreement in effect, Echo Bay would then make a cash payment to Americomm of Ten Thousand Dollars ($10,000.00). This amount represents the difference between the required annual Work Expenditure and the amount actually expended by Echo Bay.

Regardless of the execution date of the Venture Agreement, all exploration expenditures, including any underlying obligation expenditures, made by Echo Bay before and after the Effective Date of this Heads of Agreement, shall be included in and are a credit upon the Work Expenditures. In order for exploration expenditures to be included in the Work Expenditures, such expenditures must come within the scope of "Charges to the Joint Account" as set forth in Form 5, Exhibit B, Accounting Procedures, Article II. Echo Bay shall provide Americomm with an annual accounting of Work Expenditures within thirty (30) days of the close of each exploration work year.

If Echo Bay is precluded from timely completion of any, or all, of the Work Expenditures set forth above due to the action or inaction of any governmental agency to grant approval or permits to conduct exploration or development activities, then the time period for all of the Work Expenditures shall be extended for a period of time equal to that of the delay(s).

In the event that Echo Bay exercises its option to acquire an additional interest in the Venture Property pursuant to Section 7 ("Option"), then Echo Bay shall be allowed to credit expenditures made by Echo Bay in excess of the Two Million Dollars ($2,000,000.00) Total Work Expenditures to adopted Programs and Budgets, provided that such credited amount is limited to a total of Fifty-Five Thousand Dollars ($55,000.00).

6.2 Cash Payments. The Cash Payments shall be made in accordance with the following schedule:

Cash Payment                 Due Date
 $50,000.00                  The Effective Date
$100,000.00                  First Anniversary of the Effective Date
$150,000.00                  Second Anniversary of the Effective Date
$200,000.00                  Third Anniversary of the Effective Date
$250,000.00                  Fourth Anniversary of the Effective Date
                 Total Cash Payments $750,000.00

Echo Bay may, at its sole option, elect to accelerate the Cash Payments and pay the Total Cash Payments to Americomm in less than the five (5) year time period specified herein. Echo Bay shall not be penalized in any way if it makes such election.

7. ACQUIRED INTEREST. Upon completion of the Work Expenditures and payment of the Cash Payments, Echo Bay shall have earned an undivided Fifty-One (51%) interest in and to the von Hafften Lease, the Lawrence Lease, and the Americomm Claims. If Echo Bay fails to complete the Work Expenditures or fails to make the Cash Payments within the time and manner prescribed above, it shall have earned no interest in the Venture Property and the Venture Agreement shall terminate automatically. Within one (1) year after Echo Bay has earned its undivided Fifty-One Percent (51%) interest in the Venture Property, Echo Bay shall have an Option to acquire an additional Nineteen Percent (19%) undivided interest in the Venture Property by making a cash payment to Americomm of Two Million Dollars ($2,000,000.00).

8. INITIAL PARTICIPATING INTERESTS AND DEEMED EXPENDITURES. Conditioned upon completion of the Work Expenditures and making the Cash Payments by Echo Bay, the Initial Participating interest of the parties and value associated with said interests shall be:

                             Interest                   Value

Echo Bay:                    Fifty-One Percent (51%)    US$2,750,000.00
Americomm:                   Forty-Nine Percent (49%)   US$2,642,156.00

9.    OPERATOR; PROGRAMS AND BUDGETS.

9.1 Operator. Echo Bay is hereby appointed Operator of the Venture under this Heads of Agreement and the Venture Agreement.

9.2 Programs and Budgets. During the Initial Exploration Phase, all work programs and budgets shall be at the sole discretion of Echo Bay. Upon Echo Bay earning its interest in the Venture Property, all further exploration, development and operational activities shall be conducted, expenses shall be incurred, and assets shall be acquired, only pursuant to adopted Programs and Budgets. Proposed Programs and Budgets shall be prepared by the Operator for one (1) month or any longer period of time. Each adopted Program and Budget, regardless of length, shall be reviewed at least once a year by the Management Committee. At least forty-five (45) days prior to the expiration of each adopted Program and Budget, the Operator shall prepare and submit to the Participants a proposed Program and Budget for the succeeding period. Each such proposed Program and Budget shall be in a form and degree of detail sufficient to allow the non-Operator to make a reasonably informed determination concerning participation therein.

9.3   Review and Approval of Proposed Programs and Budgets.  Within fifteen
(15) days after submission of an exploration Program and Budget, or within forty-five (45) days after submission of a proposed Program and Budget involving development or mining, each participant shall submit to the Management Committee: (a) a notice that the participant approves the proposed Program and Budget; or (b) proposed modifications of the proposed Program and Budget. Failure by a participant to give either of the foregoing responses within the allotted time shall be deemed to be an approval by the participants of the Operator's proposed Program and Budget. If a participant makes a timely submission to the Management Committee of item 9.3(b) above, the Management Committee shall seek, for a period of fifteen (15) days in the case of an exploration Program and Budget and for a period of thirty (30) days in the case of a Program and Budget involving development or mining, to develop a Program and Budget acceptable to the participants. At the end of such period, the Management Committee shall vote on any revised Program and Budget developed pursuant to the preceding sentence or, failing agreement by the participants on a revised Program and Budget, shall vote on the original Program and Budget submitted by the Operator.

9.4 Election to Participate. By notice to the Management Committee within twenty (20) days after the final vote adopting a Program and Budget, a participant may elect to contribute to such Program and Budget in some lesser amount than its respective Participating Interest, or not at all, in which case its Participating Interest shall be recalculated as provided. If a participant fails to notify the Management Committee, the participant shall be deemed to have elected to contribute to such Program and Budget in proportion to its Participating Interest as of the beginning of the period covered by the Program and Budget. Notwithstanding the elections provided, the Operator may implement any program and Budget adopted by vote of the Management Committee immediately upon its effective date.

9.5 Budget Overruns; Program Changes. The Operator shall immediately notify the Management Committee of any material departure from an adopted Program and Budget. If the Operator exceeds an adopted Budget by more than ten percent (10%), the excess over ten percent (10%) shall be for the sole account of the Operator and such excess shall not be included in the calculations of the Participating Interests, unless such excess is directly caused by an emergency or unexpected expenditure or is authorized by the participants. Budget overruns of ten percent (10%) or less shall be borne by the participants in proportion to their respective Participating Interests as of the time the overrun occurs.

10.   DILUTION OF INTEREST.

10.1 If a participant elects to contribute funds to an adopted Program and Budget in some lesser amount than its proportional Participating Interest, or not at all, then the Participating Interest of the diluting participant shall be recalculated at the time of the election by dividing: (i) the sum of (a) the Initial Contribution of the diluting participant, (b) all contributions of the diluting participant subsequent to its deemed Initial Contribution, and (c) the amount, if any, the diluting participant elects to contribute to the current adopted Program and Budget; by (ii) the sum of
(a),(b) and (c) above for all participants; and then multiplying the results by one hundred. The Participating Interest of the other participant shall thereupon become the difference between one hundred percent (100%) and the recalculated Participating Interest of the diluting participant.

10.2 If a participant defaults in making a contribution or cash call required by an approved Program and Budget, the non-defaulting participant may advance the defaulted contribution on behalf of the defaulting participant and treat the same, together with any accrued interest, as a demand loan bearing interest from the date of the advance at LIBOR plus two percent (2%). The failure to repay the loan upon demand shall be a default. Each participant grants to the other a lien upon its interest in the Venture and a security interest in its rights under the Venture Agreement.

10.3 At such time that a participant's Participating Interest dilutes to fifteen percent (15%) or less, then the diluting participant's interest shall be converted to a One Percent (1%) Net Returns Production Royalty from production occuring from the von Hafften Claims and the Lawrence Claims, and a Three Percent (3%) Net Returns Production Royalty from production occuring from the Americomm Claims.

11. UNDERLYING OBLIGATIONS. Echo Bay agrees to pay, on or before August 31 each year that this Heads of Agreement or the Venture Agreement is in full force and effect, the federal claim rental fees due for the unpatented claims comprising the Venture Property. Echo Bay may, with the consent of Americomm, abandon all or a portion of Americomm Claims. As of the Effective Date, and during the Initial Exploration Phase, unless the Venture Agreement is terminated on or before thirty (30) days prior to the due date of any payment or obligation required pursuant to the von Hafften Lease and the Lawrence Lease, or on or before thirty (30) days prior to the end of any assessment work year, Echo Bay shall make all payments and complete all obligations required by the von Hafften Lease and the Lawrence Lease, and perform assessment work and make necessary filings required to maintain the unpatented claims comprising the Venture Property. Echo Bay shall make the required payments directly to Alexander von Hafften and Edmond F. Lawrence, on or before fifteen (15) days prior to the due date with a copy of such payment provided to Americomm. In addition, Echo Bay shall have the right, subject to Americomm's approval, to renegotiate the von Hafften Lease and the Lawrence Lease.

12. AREA OF MUTUAL INTEREST. The Venture shall only apply to the Venture Property specified herein and any property situated within the exterior perimeter of the Venture Property hereinafter acquired by either Echo Bay or Americomm. Neither Americomm or Echo Bay shall have any obligations to contribute any additional properties to the Venture other than those properties specified herein.

13. MANAGEMENT COMMITTEE. The Management Committee for the Venture shall consist of four (4) members, two (2) which shall be appointed by each participant. All significant decisions including, but not limited to those affecting Programs and Budgets, shall be by the affirmative vote of a majority (greater than 50%) of the Participating Interests. Management Committee meetings shall be held at least two times per year at a mutually agreeable location.

14. LIABILITY; RECLAMATION; INSURANCE. Echo Bay hereby indemnifies Americomm against any liability arising from personal injury, death or property damage when such is caused by Echo Bay's actions on the Venture Property during the Initial Exploration Phase, provided that nothing herein shall relieve Americomm from liability for its own negligence or for the negligence of persons or instrumentalities acting on its behalf.

Should the Venture Agreement terminate prior to Echo Bay acquiring any interest in the Venture Property, Echo Bay shall reclaim the Venture Property in accordance with applicable law when such is required as a direct result of Echo Bay's activities on the Venture Property and Echo Bay shall hold Americomm harmless from any such reclamation obligations. By entering into this Heads of Agreement, Echo Bay expressly disclaims any responsibility for any historic or current environmental liabilities that may attach to the Venture Property. Echo Bay's responsibility for reclamation or acceptance of environmental/permitting liabilities on the Venture Property shall be limited during the term of the Initial Exploration Phase specifically to any disturbance that may be caused by Echo Bay's own activities on the Venture Property and liability for reclamation of any disturbances existing on the Venture Property prior to the Effective Date shall be the exclusive responsibility of Americomm and Americomm hereby agrees to indemnify and hold Echo Bay harmless from and against such liability. In the event that Echo Bay earns an undivided interest in the Venture Property, then the reclamation liability for all disturbances on the Venture Property shall be jointly as between the parties.

Echo Bay shall not create or suffer any liens or encumbrances on the Venture Property that may arrise out of work conducted by or on behalf of Echo Bay during the Initial Exploration Phase.

During the Term hereof, Echo Bay agrees to comply with all applicable state and federal laws and regulations regarding insurance for persons working in or on the Venture Property under the direct supervision of Echo Bay. Echo Bay agrees to carry liability insurance with respect to its operations on the Venture Property in reasonable amounts in accordance with acceptable industry practices in Churchill County, Nevada.

15.   RIGHT OF FIRST REFUSAL.

15.1 If either participant (then the "Offeror") elects to sell or otherwise transfer all or any part of its interest in the Venture, the other participant (then the "Offeree") will have the Right of First Refusal to acquire all or part of the interest being transferred on the same terms and conditions as a bonafide offer made by an arms length third party. Such right shall be effective for a thirty (30) day period following notification by the transferring participant. If any portion of the consideration to be received is in the form of real property or other assets, an undertaking to act or refrain from acting, or in some other nonmonetary form, the notice from the Offeror to the Offeree will describe such consideration and its monetary value, based on the fair market value of any such nonmonetary consideration.

15.2 If the Offeree does not accept the whole of the offer, the Offeror shall be entitled, within thirty (30) days after such non-acceptance, to sell or transfer that part which was not accepted to a bonafide third party, but at not less than the equivalent price and on conditions which are not more favorable to such third party than those at which the Offeree was entitled to acquire the interest.

16. ASSIGNMENT OF INTERESTS. The interests of the participants in the Venture may not be assigned without the prior written consent of the other participant, which consent will not be unreasonalby withheld, excepting, the participants may freely assign it rights in the Venture to an affiliate, subsidiary or partner.

17. TERMINATION. Upon written notice to Americomm, prior to Echo Bay acquiring an interest in the Venture Property, Echo Bay shall have the right to terminate the Venture Agreement at any time. Upon such termination, Echo Bay shall be relieved of any further rights or obligations, except for those rights and obligations which accrued prior to Echo Bay's termination. Within ninety (90) days after termination of the Venture Agreement, Echo Bay will provide to Americomm copies of all non-interpretative data developed by or for Echo Bay related to the Venture Property not previously provided to Americomm. Such data shall include, but not necessary limited to, drill logs, assay reports, geophysical, geochemical and geologic maps, metallurgical reports and engineering reports and studies.

18. CONFIDENTIALITY. Americomm and Echo Bay agree that the terms and provisions of this Heads of Agreement and the Venture Agreement are highly confidential and proprietary to each of them. Accordingly, and regardless of whether Americomm and Echo Bay actually execute a Venture Agreement in the manner contemplated by this correspondence, Americomm and Echo Bay agree with each other they will not disclose, publish nor inform any third party of the terms, conditions or monetary amounts stated herein unless the consent of the other party is obtained in advance, which consent shall not be unreasonably withheld or delayed. Each party shall consult with and obtain the written consent of the other party prior to making or issuing any public announcements, press release, or similar publicity or disclosure with respect to this Heads of Agreement, the Venture Agreement, or any other agreement between the parties. However, such consents shall not be required if any disclosure is required by law, rule, regulation or ordinance as determined by counsel for the disclosing party, but in all cases the disclosing party shall give the other party a reasonable time within which to offer comments on that which is disclosed or otherwise published.

19. REPORTS; ACCESS TO VENTURE PROPERTY. During the Initial Exploration Phase, Echo Bay will provide to Americomm, on a quarterly basis, a narrative report, together with copies of all factual data gathered by Echo Bay on the Venture Property during the preceding calender quarter. Americomm will have access to the Venture Property at all times.

20. NOTICES. All notices, payments, reports, consents and other communications between the parties shall be in writing to the parties at their respective addresses as follows:
           Americomm:        AMERICOMM RESOURCES CORPORATION
                             9 East 4th Street, Suite 305
                             Tulsa, Oklahoma  74103
                             Attn:  Thomas R. Bradley

           Echo Bay:         ECHO BAY EXPLORATION INC.
                             6400 South Fiddlers Green Circle, Suite 1000
                             Englewood, Colorado  80111
                             Attn:  Land Department

This Heads of Agreement is subject to final approval of Americomm and Echo Bay's Board of Directors and is not binding until executed by an authorized officer of Americomm and Echo Bay. This Heads of Agreement is further subject to and is conditional upon on a review by Echo Bay of the title to the Venture Property, and a determination of Echo Bay's potential liability on the Venture Property with respect to the Comprehensive Environmental Response Compensation Liability Act of 1980, as amended ("CERCLA") and the Resources Conservation and Recovery Act of 1980, as amended ("RCRA").

Upon execution, this Heads of Agreement consitutes a binding agreement between the parties and a mutual commitment by both parties to negotiate expeditiously and in good faith towards the execution of the Venture Agreement. This Heads of Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which shall constitute the same Heads of Agreement.

If this Heads of Agreement accurately reflects our understanding, please signify your concurrence by fully executing both copies of this Heads of Agreement and returning both copies to me for Echo Bay's execution. Please contact me at the above address and telephone number at your earliest convenience if you have comments or questions regarding this proposal. I look forward to hearing from you in the near future.

Respectfully
ECHO BAY EXPLORATION INC.



W. Tom Rice
W. TOM RICE, Land Manager U.S.

This confirms that the foregoing accurately reflects our understanding and intent.

AMERICOMM RESOURCES CORPORATION


BY: Thomas R. Bradley                    DATED:  12/5/96
THOMAS R. BRADLEY
President


ECHO BAY EXPLORATION INC.


BY:  Donald E. Ranta                     DATED:  12/3/96
DONALD E. RANTA
Vice President, Exploration